Exhibit 99.01

News Release
For Immediate Release
Date: May 7, 2014

El Paso Electric Announces First Quarter Financial Results

Overview

•
For the first quarter of 2014, El Paso Electric Company ("EE") or (the "Company") reported net income of $4.6 million, or $0.11 basic and diluted earnings per share. In the first quarter of 2013, EE reported net income of $7.6 million, or $0.19 basic and diluted earnings per share.

“Financial results for the first quarter in 2014 reflect a reduction in revenues when compared to the first quarter of 2013 due to milder weather in our service area; however, we continue to be encouraged by our growth in the number of customers served,” said Tom Shockley, Chief Executive Officer. “We are looking forward to a productive year, highlighted by the construction of the first two units of the Montana Power Station, which are scheduled to be in commercial operation in time to meet our summer 2015 peak. Because our EPA air permit became effective on April 25, 2014, we will be able to commence construction on Units 1 & 2 in early June. These units are designed to work in concert with our renewable energy sources including 107 MW of solar energy, of which 60 MW of utility-scale solar will be added this year. This combination of clean-burning natural gas and solar generation will efficiently provide sufficient power to meet the anticipated growing needs and interests of our region.”

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2014 net income relative to 2013 net income.

	Quarter Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS
March 31, 2013		$7,634	$0.19
Changes in:
Retail non-fuel base revenues	$(4,793)	(3,163)	(0.08)
Taxes other than income taxes	(2,580)	(1,703)	(0.04)
Fossil-fuel plant operations and maintenance	(1,971)	(1,301)	(0.03)
Depreciation and amortization	(1,200)	(792)	(0.02)
Investment and interest income	3,010	2,410	0.06
Miscellaneous income and deductions	1,568	1,035	0.02
Deregulated Palo Verde Unit 3 revenues	1,372	906	0.02
Other		(411)	(0.01)
March 31, 2014		$4,615	$0.11
First Quarter 2014
Income for the quarter ended March 31, 2014, when compared to the same period last year, was negatively affected by:

•
Decreased retail non-fuel base revenues primarily due to a $4.0 million reduction in non-fuel base revenues from sales to our residential customers reflecting a 9.3% decrease in kWh sales due to milder winter weather in the first quarter of 2014 compared to the same period last year.

•
Increased taxes other than income taxes primarily due to an adjustment to the 2013 Arizona property tax rate during the first quarter of 2014 which resulted in increased Arizona property taxes of $1.5 million.

•
Increased fossil-fuel plant operations and maintenance expense primarily due to an increase in maintenance expense of $2.7 million due to an increase in the level of maintenance activity at Four Corners and Newman Units 1 and 2.

•	Increased depreciation and amortization due to increased depreciable plant balances including Rio Grande Unit 9, which began commercial operation on May 13, 2013.

Income for the quarter ended March 31, 2014, when compared to the same period last year, was positively affected by:

•	Increased investment and interest income primarily due to increased realized gains on equity investments in our Palo Verde decommissioning trust funds compared to the same period last year.

•	Increased miscellaneous income and deductions primarily due to the sale of land in the first quarter of 2014 with no comparable activity in the same period last year.

•	Increased deregulated Palo Verde Unit 3 revenues in the first quarter of 2014 primarily due to a 29.8% increase in proxy market power prices when compared to the same period last year.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Retail Non-fuel Base Revenues
Retail non-fuel base revenues decreased $4.8 million, pre-tax, or 4.4% in the first quarter of 2014 compared to the same period in 2013. This decrease reflects milder winter weather in the first quarter of 2014 which impacted sales to residential, small commercial, and to a lesser extent public authority customers. Heating degree days decreased 28.4% for the first quarter of 2014 compared to the same quarter last year and were 19.2% below the 10-year average. KWh sales to residential customers decreased by 9.3% despite a 1.2% increase in the average number of residential customers served. KWh sales to small commercial and industrial customers in the first quarter of 2014 decreased 1.6% compared to the same quarter in 2013 despite a 2.1% increase in the average number of customers served. KWh sales to large commercial and industrial customers decreased 7.4% and non-fuel base revenues decreased 2.6% largely due to discontinued operations by several customers. While kWh sales to public authorities in the first quarter of 2014 decreased approximately 4.5% compared to the same quarter in 2013, non-fuel base revenues increased slightly due to demand charges. Non-fuel base revenues and kWh sales are provided by customer class on page 8 of this release.
Capital and Liquidity
We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At March 31, 2014, common stock equity represented 47.6% of our capitalization (common stock equity, long-term debt, and short-term borrowings under the revolving credit facility (the"RCF")). At March 31, 2014, we had a balance of $13.4 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, and available borrowings under the RCF to meet all of our anticipated cash requirements for the next twelve months. We may also issue long-term debt in the capital markets to finance capital requirements in 2014.
Cash flows from operations for the three months ended March 31, 2014 were $31.3 million compared to $7.7 million in the corresponding period in 2013. The primary factors affecting the increased cash flow were the funding of $17.5 million for employee pension and other post-retirement benefit plans in the first quarter of 2013 compared to $3.5 million in the first quarter of 2014, a decrease in accounts receivable due to the timing of customer payments, and a smaller decline in accounts payable. These increases in cash flows from operations were partially offset by a decrease in the collection of deferred fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the three months ended March 31, 2014, the Company had a fuel over-recovery of $2.0 million compared to an over-recovery of fuel costs of $3.8 million during the three months ended March 31, 2013. At March 31, 2014, we had a net fuel under-recovery balance of $4.2 million, including an under-recovery balance of $3.9 million in Texas, $0.2 million in New Mexico, and $0.1 million for our FERC customer. In October 2013, we implemented an increased fixed fuel factor in Texas which was based upon a formula that reflects projected prices for natural gas. Additionally, on April 15, 2014, we filed a request to increase our Texas fixed fuel factor by 6.9% to reflect increases in prices for natural gas. This increase received interim approval on April 28, 2014 and was effective with May 2014 billings.
During the three months ended March 31, 2014, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric plant were $48.3 million for the three months ended March 31, 2014 and $55.4 million for the three months ended March 31, 2013. Capital expenditures for 2014 are expected to be $316.4 million as we construct the Montana Power Station and related transmission facilities. Capital requirements for purchases of nuclear fuel were $11.8 million for the three months ended March 31, 2014 and $9.9 million for the three months ended March 31, 2013.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

On March 31, 2014, we paid a quarterly cash dividend of $0.265 per share, or $10.7 million to shareholders of record on March 14, 2014. We expect to continue paying quarterly dividends during 2014 and we expect to review the dividend policy in the second quarter of 2014.
No shares of common stock were repurchased during the three months ended March 31, 2014. As of March 31, 2014, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (“RGRT”). RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending January 14, 2019. The aggregate unsecured borrowing available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by the RGRT was $130.0 million at March 31, 2014 of which $20.0 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Borrowings by the RGRT for nuclear fuel were $135.0 million as of March 31, 2013, of which $25.0 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At March 31, 2014, $26.0 million was outstanding under the RCF for working capital and general corporate purposes. No borrowings were outstanding at March 31, 2013 under the RCF for working capital or general corporate purposes.
2014 Earnings Guidance
We are reiterating our earnings guidance for 2014 within a range of $2.10 to $2.50 per basic share.
Conference Call
A conference call to discuss first quarter 2014 earnings is scheduled for 10:30 A.M. Eastern Daylight Time, on May 7, 2014. The dial-in number is 888-438-5519 with a conference ID number of 7311191. The international dial-in number is 719-325-2393. The conference leader will be Lisa Budtke, Assistant Treasurer. A replay will run through May 21, 2014 with a dial-in number of 888-203-1112 and a conference ID number of 7311191. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

program and our ability to complete construction on budget; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (xiii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

El Paso Electric Investor Relations
Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended March 31, 2014 and 2013
(In thousands except for per share data)
(Unaudited)

	2014	2013	Variance

Operating revenues, net of energy expenses:
Base revenues	$104,147	$108,880	$(4,733)	(a)
Deregulated Palo Verde Unit 3 revenues	4,408	3,036	1,372
Other	7,460	8,098	(638)
Operating Revenues Net of Energy Expenses	116,015	120,014	(3,999)

Other operating expenses:
Other operations and maintenance	49,064	46,238	2,826
Palo Verde operations and maintenance	21,356	22,281	(925)
Taxes other than income taxes	15,362	12,782	2,580
Other income	5,339	761	4,578
Earnings Before Interest, Taxes, Depreciation and Amortization	35,572	39,474	(3,902)	(b)

Depreciation and amortization	20,568	19,368	1,200
Interest on long-term debt	14,579	14,596	(17)
AFUDC and capitalized interest	5,836	5,588	248
Other interest expense	173	149	24
Income Before Income Taxes	6,088	10,949	(4,861)

Income tax expense	1,473	3,315	(1,842)

Net Income	$4,615	$7,634	$(3,019)

Basic Earnings per Share	$0.11	$0.19	$(0.08)

Diluted Earnings per Share	$0.11	$0.19	$(0.08)

Dividends declared per share of common stock	$0.265	$0.25	$0.015

Weighted average number of shares outstanding	40,149	40,078	71

Weighted average number of shares and dilutive
potential shares outstanding	40,149	40,078	71

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.1 million and $16.9 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Cash Flow Summary
Quarter Ended March 31, 2014 and 2013
(In thousands and Unaudited)

	2014	2013
Cash flows from operating activities:
Net income	$4,615	$7,634
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	20,568	19,368
Amortization of nuclear fuel	11,476	11,510
Deferred income taxes, net	761	3,103
Other	(3,075)	1,597
Change in:
Accounts receivable	6,600	(3,645)
Net overcollection of fuel revenues	2,011	3,844
Accounts payable	(8,958)	(18,585)
Other (a)	(2,686)	(17,093)
Net cash provided by operating activities	31,312	7,733

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(48,255)	(55,406)
Cash additions to nuclear fuel	(11,822)	(9,888)
Decommissioning trust funds	(2,415)	(2,471)
Other	(876)	360
Net cash used for investing activities	(63,368)	(67,405)

Cash flows from financing activities:
Dividends paid	(10,676)	(10,050)
Borrowings under the revolving credit facility, net	31,599	2,884
Other	(1,067)	(544)
Net cash provided by (used for) financing activities	19,856	(7,710)

Net decrease in cash and cash equivalents	(12,200)	(67,382)

Cash and cash equivalents at beginning of period	25,592	111,057

Cash and cash equivalents at end of period	$13,392	$43,675

(a)	2014 includes funding of $3.5 million for employee pension and other post-retirement benefit plans for the first quarter, compared to funding of $17.5 million in the first quarter of 2013.

El Paso Electric Company
Quarter Ended March 31, 2014 and 2013
Sales and Revenues Statistics

				Increase (Decrease)
		2014	2013	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	543,030	598,506	(55,476)	(9.3)%
	Commercial and industrial, small	493,919	501,704	(7,785)	(1.6)%
	Commercial and industrial, large	226,552	244,585	(18,033)	(7.4)%
	Public authorities	343,028	359,084	(16,056)	(4.5)%
	Total retail sales	1,606,529	1,703,879	(97,350)	(5.7)%
	Wholesale:
	Sales for resale	12,392	11,999	393	3.3%
	Off-system sales	697,014	675,927	21,087	3.1%
	Total wholesale sales	709,406	687,926	21,480	3.1%
	Total kWh sales	2,315,935	2,391,805	(75,870)	(3.2)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$45,594	$49,608	$(4,014)	(8.1)%
	Commercial and industrial, small	32,121	32,775	(654)	(2.0)%
	Commercial and industrial, large	8,328	8,548	(220)	(2.6)%
	Public authorities	17,656	17,561	95	0.5%
	Total retail non-fuel base revenues	103,699	108,492	(4,793)	(4.4)%
	Wholesale:
	Sales for resale	448	388	60	15.5%
	Total non-fuel base revenues	104,147	108,880	(4,733)	(4.3)%
	Fuel revenues:
	Recovered from customers during the period	31,173	26,727	4,446	16.6%
	Over collection of fuel	(2,010)	(3,842)	1,832	(47.7)%
	New Mexico fuel in base rates	16,095	16,909	(814)	(4.8)%
	Total fuel revenues (a)	45,258	39,794	5,464	13.7%
	Off-system sales:
	Fuel cost	21,463	16,163	5,300	32.8%
	Shared margins	6,744	4,001	2,743	68.6%
	Retained margins	802	476	326	68.5%
	Total off-system sales	29,009	20,640	8,369	40.5%
	Other (b)	7,102	7,976	(874)	(11.0)%
	Total operating revenues	$185,516	$177,290	$8,226	4.6%

(a)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $4.4 million and $3.0 million, respectively.
(b)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended March 31, 2014 and 2013
Other Statistical Data

			Increase (Decrease)
	2014	2013	Amount	Percentage

Average number of retail customers: (a)
Residential	350,334	346,154	4,180	1.2%
Commercial and industrial, small	39,218	38,403	815	2.1%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	5,047	4,953	94	1.9%
Total	394,648	389,560	5,088	1.3%

Number of retail customers (end of period): (a)
Residential	350,967	346,554	4,413	1.3%
Commercial and industrial, small	39,417	38,452	965	2.5%
Commercial and industrial, large	49	49	—	—
Public authorities	5,072	4,945	127	2.6%
Total	395,505	390,000	5,505	1.4%

Weather statistics: (b)			10-Yr Average
Heating degree days	958	1,338	1,186
Cooling degree days	25	33	25

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2014	2013	Amount	Percentage

Palo Verde	1,364,077	1,333,882	30,195	2.3%
Four Corners	134,236	184,043	(49,807)	(27.1)%
Gas plants	567,744	609,363	(41,619)	(6.8)%
Total generation	2,066,057	2,127,288	(61,231)	(2.9)%
Purchased power:
Photovoltaic	28,799	27,700	1,099	4.0%
Other	331,944	321,005	10,939	3.4%
Total purchased power	360,743	348,705	12,038	3.5%
Total available energy	2,426,800	2,475,993	(49,193)	(2.0)%
Line losses and Company use	110,865	84,188	26,677	31.7%
Total kWh sold	2,315,935	2,391,805	(75,870)	(3.2)%

	Palo Verde capacity factor	101.5%	99.3%	2.2%

(a)
The number of retail customers presented for both the current and prior periods are based on the number of service locations. Previous presentations of the number of retail customers in 2013 were based on the number of bills rendered including consolidated bills for customers operating multiple facilities. Management believes that the number of service locations provides a more accurate indicator of customers served than the number of bills rendered.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At March 31, 2014 and 2013
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2014	2013

Cash and cash equivalents	$13,392	$43,675

Common stock equity	$948,990	$829,481
Long-term debt	999,643	999,556
Total capitalization	$1,948,633	$1,829,037

Short-term borrowings under the revolving credit facility	$45,951	$25,039

Number of shares - end of period	40,303,763	40,208,854

Book value per common share	$23.55	$20.63

Common equity ratio (a)	47.6%	44.7%
Debt ratio	52.4%	55.3%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.